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                         Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Statements" in the Prospectus and "Experts" in the Statement of Additional Information, and to the use of our reports dated March 14, 2003 with respect to the financial statement of Modern Woodman of America Variable Annuity Account and March 22, 2003 with respect to the financial statements and schedules of Modern Woodman of America, in Post-Effective Amendment No. 2 to the Registration Statement (Form N-4 No. 333-63972) and related Prospectus of Modern Woodman of America Variable Annuity Account dated May 1, 2003.

                                        /s/ Ernst & Young LLP

Des Moines, Iowa
April 25, 2003